Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Data of Ralcorp and the Post Cereals Business

The following unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what Ralcorp's or the Post cereals business' financial position or results of operations actually would have been had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Ralcorp after consummation of the Transactions.

The unaudited pro forma condensed combined statements of earnings combine the historical consolidated statements of earnings of Ralcorp and the Post cereals business, giving effect to the Transactions as if they had occurred on October 1, 2006. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Ralcorp and the Post cereals business, giving effect to the Transactions as if they had been consummated on March 31, 2008. You should read this information in conjunction with the:

●	accompanying notes to the unaudited pro forma condensed combined financial information;

●
separate unaudited historical financial statements of Ralcorp as of and for the period ended March 31, 2008, included in the Ralcorp quarterly report on Form 10-Q for the period ended March 31, 2008, which is incorporated by reference into this document;

●
separate historical financial statements of Ralcorp as of and for the fiscal year ended September 30, 2007, included in the Ralcorp annual report on Form 10-K for the fiscal year ended September 30, 2007, which financial statements are incorporated by reference into this document; and

●	separate historical financial statements of the Post cereals business as of and for the year ended December 29, 2007, which are included in this document.

●	separate unaudited historical financial statements of the Post cereals business as of and for the three months ended March 29, 2008, which are included in this document.
As more fully described in "The Transactions - Accounting Treatment of the Merger" below, the Merger will be treated as a purchase of Splitco by Ralcorp, with Ralcorp as the acquiring entity in accordance with SFAS No. 141, Business Combinations. Accordingly, goodwill arising from the Merger will be determined as the excess of the acquisition cost of Splitco over the fair value of its net assets. In the unaudited pro forma condensed combined balance sheet, Ralcorp's cost to acquire Splitco has been allocated to the assets acquired and liabilities assumed based upon Ralcorp's preliminary estimate of their respective fair values as of the date of acquisition. Please refer to note (b) to the following unaudited pro forma condensed combined financial information for additional information on the allocation. Definitive allocations will be performed and finalized based upon certain valuations and other studies after the closing date of the Merger. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value after the closing of the Merger. Thus, the final purchase allocation may differ in material respects from that presented in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of earnings also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets.

Ralcorp has a fiscal year end of September 30 whereas the Post cereals business reports year-end results as of the Saturday closest to the end of each calendar year. The pro forma condensed combined financial information presented herein combines the Post cereals business' six months ended March 29, 2008 with Ralcorp's six months ended March 31, 2008 and combines the Post cereals business' year ended December 29, 2007 with Ralcorp's year ended September 30, 2007. Consequently, the Post cereals business' results for the period from October 1, 2007 to December 29, 2007 were included more than once in the unaudited pro forma condensed combined statements of earnings, as part of both the pro forma year ended September 30, 2007 and the subsequent pro forma interim period.

Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the Transactions. In addition, as disclosed in the notes to combined financial statements of the Post cereals business, "Throughout the periods covered by the financial statements, operations of the Post cereals business were conducted and accounted for as part of Kraft. These financial statements have been derived from Kraft's historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that management of the Post cereals business believes are reasonable. The financial statements do not necessarily represent the financial position of the Post cereals business had it been operated as a separate independent entity."

The unaudited pro forma condensed combined financial information does not reflect the impact of any financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the closing of the Transactions.

Ralcorp may be required to issue up to an additional 6.0 million shares of its common stock to the extent that the exchange by Kraft of some or all of the Debt Securities for debt obligations of Kraft and the subsequent sale of the Debt Securities to third-party investors at par as of the closing date would not be reasonably practicable without a reduction in the principal amount of the Debt Securities. Such an issuance is believed to be remote because, pursuant to the terms of the Transaction Agreement, the Debt Securities may be issued at interest rates and under terms and covenants necessary to ensure the securities are sold at par. Therefore, the additional shares are not included in the unaudited pro forma financial information. However, the following tables shows the pro forma effects as if the additional 6.0 million shares referenced above were issued.

	As of March 31, 2008
	Pro Forma as Presented	Pro Forma Including Additional Shares
Total acquisition cost	$1,799.1	$2,151.3
Assumption of debt issued immediately prior to Merger	(962.2)	(610.0)
Residual goodwill created from the Merger	1,493.5	1,493.5

	For the Year Ended September 30, 2007		For the Six Months Ended March 31, 2008
	Pro Forma as Presented	Pro Forma Including Additional Shares	Pro Forma as Presented	Pro Forma Including Additional Shares
Interest expense, net	$(102.4)	$(80.4)	$(52.6)	$(41.6)
Income taxes	(43.9)	(51.8)	(59.4)	(63.4)
Net earnings	99.0	113.1	116.5	123.5
Earnings per share:
Basic	$1.74	$1.80	$2.08	$2.00
Diluted	$1.72	$1.78	$2.06	$1.97
Weighted average shares outstanding:
Basic	56.8	62.8	55.9	61.9
Diluted	57.5	63.5	56.6	62.6
Ralcorp's blended state tax rate could increase subsequent to the closing of the Transactions as a result of a change in the jurisdictions in which Ralcorp will conduct its operations. As a result, upon completion of the Transactions, Ralcorp will assess whether a higher blended state tax rate will be required to be applied to its taxable income, which could increase its effective tax rate and cash taxes on a prospective basis. In addition, as of the closing date of the Transactions, Ralcorp will evaluate whether to recognize immediately in earnings the change, if any, in the effective deferred tax rates expected to be applied to its existing net taxable temporary differences. The effect, if any, of such adjustment is excluded from the unaudited pro forma condensed combined financial information.

Based on Ralcorp's review of the summary of significant accounting policies disclosed in the financial statements of the Post cereals business, the nature and amount of any adjustments to the historical financial statements of the Post cereals business to conform its accounting policies to those of Ralcorp are not expected to be significant other than those related to the change of inventory accounting method described in note (n) to the unaudited pro forma condensed combined financial information. Upon consummation of the Transactions, further review of the accounting policies and financial statements of the Post cereals business may result in required revisions to the policies and classifications of the Post cereals business to conform to Ralcorp's.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of March 31, 2008
(in millions)	Ralcorp	Post Cereals Business (a)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$15.7	$--	$--		$15.7
Marketable securities	10.9	--	--		10.9
Investment in Ralcorp Receivables Corporation	44.1	--	--		44.1
Receivables, net	96.6	61.3	--		157.9
Inventories	246.4	95.0	10.0	(c)	351.4
Deferred income taxes	--	17.4	(2.0	)(d)	15.4
Prepaid expenses and other current assets	20.5	0.1	--		20.6

Total Current Assets	434.2	173.8	8.0		616.0
Investment in Vail Resorts, Inc.	116.9	--	--		116.9
Property, Net	449.0	441.4	100.0	(e)	990.4
Goodwill	578.2	297.0	1,196.5	(b)	2,071.7
Other Intangible Assets, Net	249.2	9.0	1,370.0	(f)	1,628.2
Other Assets	40.4	9.6	(4.6	)(g)	45.4

Total Assets	$1,867.9	$930.8	$2,669.9		$5,468.6

Liabilities and Shareholders' Equity
Current Liabilities
Accounts and notes payable	$158.0	$35.6	$10.4	(g)	$204.0
Deferred income taxes	2.0	--	(2.0	)(d)	--
Other current liabilities	102.6	79.0	--		181.6

Total Current Liabilities	262.6	114.6	8.4		385.6
Long-term Debt	745.8	--	962.2	(h)	1,708.0
Deferred Income Taxes	58.7	187.3	532.8	(i)	778.8
Other Liabilities	246.7	11.3	--		258.0

Total Liabilities	1,313.8	313.2	1,503.4		3,130.4

Shareholders' Equity
Common stock	0.3	--	0.3	(j)	0.6
Additional paid-in capital	126.7	--	1,783.8	(k)	1,910.5
Common stock in treasury, at cost	(260.5)	--	--		(260.5)
Contribution from Kraft	--	290.1	(290.1	)(l)	--
Retained earnings	682.0	351.5	(351.5	)(l)	682.0
Accumulated other comprehensive income	5.6	(24.0)	24.0	(l)	5.6

Total Shareholders' Equity	554.1	617.6	1,166.5		2,338.2

Total Liabilities and Shareholders' Equity	$1,867.9	$930.8	$2,669.9		$5,468.6

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statements of Earnings

	For the Year Ended September 30, 2007
	Ralcorp (m)	Post Cereals Business (a)	Pro Forma Adjustments		Pro Forma Combined
(in millions, except per share data)
Net Sales	$2,233.4	$1,102.7	$--		$3,336.1
Cost of products sold	(1,819.2)	(639.5)	8.6	(n)	(2,450.1)

Gross Profit	414.2	463.2	8.6		886.0
Selling, general and administrative expenses	(252.8)	(267.0)	(26.0	) (o)	(545.8)
Interest expense, net	(42.3)	--	(60.1	) (h)	(102.4)
Loss on forward sale contracts	(87.7)	--	--		(87.7)
Asset impairment and exit costs	(0.9)	(15.2)	--		(16.1)

Earnings before Income Taxes and Equity Earnings	30.5	181.0	(77.5)		134.0
Income taxes	(7.5)	(64.3)	27.9	(i)	(43.9)

Earnings before Equity Earnings	23.0	116.7	(49.6)		90.1
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	8.9	--	--		8.9

Net Earnings	$31.9	$116.7	$(49.6)		$99.0

Earnings per Share
Basic	$1.20				$1.74
Diluted	$1.17				$1.72
Weighted Average Shares Outstanding
Basic	26.4		30.4	(p)	56.8
Diluted	27.1		30.4	(p)	57.5
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statements of Earnings

	For the Six Months Ended March 31, 2008
(in millions, except per share data)	Ralcorp	Post Cereals Business (a)	Pro Forma Adjustments		Pro Forma Combined
Net Sales	$1,292.3	$526.5	$--		$1,818.8
Cost of products sold	(1,076.3)	(303.8)	4.5	(n)	(1,375.6)

Gross Profit	216.0	222.7	4.5		443.2
Selling, general and administrative expenses	(135.5)	(117.0)	(13.0	)(o)	(265.5)
Interest expense, net	(22.5)	--	(30.1	)(h)	(52.6)
Gain on forward sale contracts	62.3	--	--		62.3
Asset impairment and exit costs	(1.4)	(14.0)	--		(15.4)

Earnings before Income Taxes and Equity Earnings	118.9	91.7	(38.6)		172.0
Income taxes	(41.9)	(31.4)	13.9	(i)	(59.4)

Earnings before Equity Earnings	77.0	60.3	(24.7)		112.6
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	3.9	--	--		3.9

Net Earnings	$80.9	$60.3	$(24.7)		$116.5

Earnings per Share
Basic	$3.16				$2.08
Diluted	$3.08				$2.06

Weighted Average Shares Outstanding
Basic	25.5		30.4	(p)	55.9
Diluted	26.2		30.4	(p)	56.6
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(dollars in millions, except per share data)

(a)	Certain reclassifications have been made to the historical presentation of the Post cereals business to conform to the presentation used in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of earnings.

(b)	Under the purchase method of accounting, the total consideration will be determined using the number of shares issued by Ralcorp multiplied by the average closing price of Ralcorp shares for a few days before and after the date the number of Ralcorp shares to be issued becomes fixed without subsequent substantive revision. For purposes of the unaudited pro forma condensed combined financial information contained herein, Ralcorp assumed the issuance of 30,393,589 shares, which is the approximate number of Ralcorp shares that Ralcorp anticipates will be issued in the Merger, and the market price was assumed to be $58.70 per share, which was the average daily closing market price for the three business days before and after the announcement of the execution of the Transaction Agreement (November 15, 2007). The number of shares to be issued is discussed further in note (j) below. The preliminary total cost of the acquisition is as follows:

	Common Stock ($0.01 par value)	Additional Paid-in Capital	Total
Issuance of Ralcorp shares to Kraft's shareholders (30,393,589 shares at $58.70)	$0.3	$1,783.8	$1,784.1
Estimated Ralcorp transaction costs (g)			15.0

Total acquisition cost			$1,799.1

Ralcorp has not completed an assessment of the fair value of assets and liabilities of the Post cereals business and the related business integration plans. The table below represents a preliminary allocation of the total acquisition cost to the tangible and intangible assets of the Post cereals business and liabilities based on management's preliminary estimate of their respective fair value as of the date of the business combination:

Historical net book value of the Post cereals business (l)	$617.6
Elimination of the historical goodwill of the Post cereals business	(297.0)
Assumption of debt issued immediately prior to Merger (h)	(962.2)
Preliminary valuation adjustment to inventories (c)	10.0
Preliminary valuation adjustment to property (e)	100.0
Preliminary valuation of identifiable intangible assets (f)	1,370.0
Deferred tax impact of purchase accounting adjustments (i)	(532.8)
Residual goodwill created from the Merger	1,493.5

Total acquisition cost allocated	$1,799.1

As noted above, upon completion of the fair value assessment after the closing of the Transactions, Ralcorp anticipates that the ultimate acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

(c)	Historical inventory of the Post cereals business values have been adjusted to estimated fair value as discussed in note (b) above.

(d)	Historical current deferred income tax assets and liabilities were combined for purposes of the unaudited pro forma condensed combined financial information resulting in net current deferred income tax assets.

(e)
For purposes of the preliminary allocation discussed in note (b) above, Ralcorp estimated a fair value adjustment for property of the Post cereals business based on a preliminary assessment of the assets and valuation studies from other recent Ralcorp acquisitions. For purposes of the unaudited pro forma condensed combined financial information, the fair value adjustment is being depreciated over an estimated weighted average useful life of 10 years.

(f)	Ralcorp has estimated the fair value of identifiable intangible assets of the Post cereals business as $1,370.0. As discussed in note (b) above, the preliminary allocation to such intangible assets included in this unaudited pro forma financial information is as follows (by asset class):

	Estimated Value	Estimated Average Remaining Useful Life
Brand intangibles--indefinite lived	$1,000.0	Indefinite
Brand intangibles--finite lived	120.0	20 years
Customer relationships	200.0	20 years
Technology-based intangibles	30.0	6 years
Contract-based intangibles	20.0	4 years

	$1,370.0

Preliminary estimated values for each individual brand intangible, including Post, Honey Bunches of Oats, Grape-Nuts, Honeycomb and others, were determined based upon the present value of the estimated future cash flows attributable to the individual brand. Preliminary estimated values and lives for customer relationships and technology-based and contract-based intangibles were primarily based upon the present values of estimated future cash flows, Ralcorp's experience during recent acquisitions and Ralcorp's review of similar public transactions. Cash flows of individual intangible assets were estimated based upon historical cash flows adjusted for anticipated future changes, primarily future sales volume and pricing changes. Cash flows were discounted using rates between 9% and 12.5% depending upon the estimated relative risk of the individual intangible asset.

Ralcorp's preliminary assessment as to brand intangibles that have an indefinite life and those that have a finite life was based upon a number of factors, including the competitive environment, market share, brand history, operating plan and the macroeconomic environment of the countries in which the brands are sold. Individual brands that have a large market share, a long history of performance and a strong competitive position were preliminarily deemed to have an indefinite life. For perspective, if Ralcorp determines that 25% of the amount allocated to indefinite lived intangible assets is more appropriately allocated to finite lived intangible assets with an estimated weighted average useful life of 20 years, the impact on the unaudited pro forma condensed combined statement of earnings for the year ended September 30, 2007 is estimated as $8.0 after-tax, or $0.14 per share.

(g)	As shown in note (b) above, the $15.0 in estimated expenses related to the Transactions will be allocated, along with the transaction consideration, to assets and liabilities and residual goodwill of the Post cereals business. Ralcorp had incurred approximately $4.6 of transaction costs as of March 31, 2008, and these amounts were recorded in Other Assets on Ralcorp's historical financial statements. Upon completion of the Transactions, the amount of those costs will be removed from Other Assets. The remaining $10.4 of the estimated transaction costs to be incurred is reflected as an increase in accounts payable as of the unaudited pro forma condensed combined balance sheet as of March 31, 2008.

(h)	Ralcorp will incur additional long-term indebtedness of approximately $962.2 as part of the Transactions. The terms of the issuances are not known at this time. An estimated weighted average interest rate of 6.25% has been used for the purposes of calculating related interest expense. This rate was based on the 10-year Treasury rate plus the 250 to 300 basis points applicable to issuances of companies with similar credit profiles. An assumed interest rate increase of 125 basis points would increase annual interest expense by an additional $1.2, which is $0.8 after-tax, or $0.01 per share.

(i)	Income tax impacts as a result of purchase accounting and other pro forma adjustments are estimated at Ralcorp's incremental effective income tax rate for the periods presented (approximately 36%), which reflects Ralcorp's best estimate of its statutory income tax rates for all tax jurisdictions.

(j)	As discussed above, the number of Ralcorp shares of common stock to be issued in the Merger will be 1.1602 multiplied by the number of shares of Ralcorp common stock outstanding on a "fully diluted basis" as of the closing date. For purposes of the unaudited pro forma condensed combined financial information, the issuance of 30,393,589 shares of Ralcorp common stock was assumed, which is the approximate number of Ralcorp shares that Ralcorp anticipates will be issued in the Merger.

(k)	The adjustment to additional paid-in capital is equal to the total consideration, less the par value of common stock issued. See note (b) above.

(l)	Historical equity accounts of the Post cereals business (the total of which is equal to its book value), which consisted of an equity contribution from Kraft, retained earnings, and accumulated other comprehensive income, will be eliminated in recording the Transactions.

(m)	On November 10, 2006, Ralcorp acquired Cottage Bakery, Inc., and on March 16, 2007, Ralcorp acquired Bloomfield Bakers and its affiliate, Lovin Oven L.L.C. Ralcorp's historical operating results include results of each of these businesses from their respective acquisition dates.

(n)	Depreciation expense will increase as a result of the fair value adjustments to property of the Post cereals business described in note (e) above. Also, Kraft will retain all liability for providing any retiree welfare benefits including life, medical and dental benefits to any transferring employee of the Post cereals business who retired or satisfied the age and services requirements to become eligible for such benefits prior to the transfer time, so related expenses have been eliminated. Finally, because the Post cereals business will be required to change its inventory accounting method from LIFO to FIFO upon completion of the Transactions, LIFO adjustments have been eliminated. The amounts of these pro forma adjustments are as follows:

	For the Year Ended September 30, 2007	For the Six Months Ended March 31, 2008
Depreciation adjustment	$(10.0)	$(5.0)
Retiree welfare benefits adjustment	15.0	7.0
LIFO inventory adjustment	3.6	2.5

	$8.6	$4.5

(o)	Intangible asset amortization expense will increase as a result of the fair value adjustments to the intangible assets of the Post cereals business described in note (f) above.

(p)	The pro forma combined per share amounts and weighted average common shares reflect the combined weighted average of Ralcorp common shares for each period presented and the assumed number of Ralcorp common shares to be issued in the Merger. See note (j) above for more information about the number of Ralcorp shares to be issued.